Exhibit 99.2

From: Bob Benton

Date: 16 September 2023 at 17:40:51 BST

To: John Scott; Ken Denos

Subject: Resignation

Dear John,

I have decided to and hereby resign my position on the Tingo board of directors effective yesterday.

As we have discussed frequently in the last few months as the time demands have escalated, a number of pressing matters unrelated to the Company have come to absorb a large proportion of my time and going forward I will not have the hours needed to devote to the company’s business.

Moreover with the change in the Company’s leadership to be announced today .it is a fitting time to bring a new perspective to the board.

I wish all of you, employees, executive leadership and the board all the best for the future.

Sincerely

Bob Benton.